Exhibit 99-1

FOR IMMEDIATE RELEASE:
For further information, please contact: Nancy Udell, S.V.P., PR & Advertising (561) 682-4195 Maria Dinoia, Senior Publicist (561) 682-4134	Investor Contact: Tom Severson, S.V.P. & Chief Financial Officer (561) 659-4122 Cheryl Scully, Director, Treasury and Investor Relations (561) 682-4211

PAXSON NETS $24 MILLION IN STATION SALE PROCEEDS

(West Palm Beach, FL – April 7, 2003) – Paxson Communications Corporation (AMEX – PAX) (the “Company” or “Paxson”) today announced that it has completed the sale of two of its television stations, WMPX-TV, Channel 23, serving Portland-Auburn, Maine, the nation’s 76th largest market and WPXO-TV, Channel 15, serving St. Croix, USVI, a non-rated market to wholly owned subsidiaries of Corporate Media Consultants Group, LLC. The Company received cash proceeds of $10.0 million. Additionally, Paxson received cash proceeds of $13.8 million from the sale of its partnership interest in WWDP-TV, Channel 46 licensed to Norwell, Massachusetts and serving the Boston market. Paxson is near the end of the process to replace its coverage with cable and satellite in the Portland-Auburn, Maine market.

Paxson’s Chairman and CEO, Lowell “Bud” Paxson, commented, “To date we’ve received $85 million in cash proceeds under the liquidity plan we announced last fall to raise $100 million. We will exceed the $100 million mark with the closing of the sale of our Albuquerque, New Mexico station for $20 million that we previously announced.”

About Paxson Communications Corporation

Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and PAX TV, family television. PAX TV reaches 88% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. PAX TV’s original series include, “Sue Thomas: F.B.Eye,” starring Deanne Bray, “Doc,” starring recording artist Billy Ray Cyrus and “Just Cause” starring Richard Thomas and Lisa Lackey. Other original PAX series include “It’s A Miracle” and “Candid Camera.” For more information, visit PAX TV’s website at www.pax.tv.

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